Exhibit 99.1

Enerpac Tool Group Elects Lynn Minella as New Director

MILWAUKEE--(BUSINESS WIRE)--December 20, 2021--Enerpac Tool Group Corp. (NYSE: EPAC) announced today that the Board of Directors has elected Lynn Minella to its Board effective as of January 25, 2022. Ms. Minella is a seasoned human resources executive with more than 40 years of global experience across a diverse set of industries. Ms. Minella most recently served as Executive Vice President & Chief Human Resources Officer at Johnson Controls. Prior to Johnson Controls, Ms. Minella held a variety of human resources leadership positions at organizations including BAE Systems, Air Products & Chemicals and IBM Corporation. She holds a bachelor's degree from Cornell University and has previously served on the Board of Directors of Ibstock Plc.

Commenting on the announcement, Jim Ferland, Enerpac Tool Group’s Chairman, said, “The rest of the Board and I are pleased to welcome Lynn as a new independent director to the Enerpac Tool Group Board. As Enerpac focuses its pure-play industrial tools and services business on growth and efficiency, Lynn’s global experience along with her organizational and leadership expertise will provide added depth to the Board and enable her to provide additional counsel to Management.”

Ms. Minella added, “I look forward to joining the Board of Enerpac Tool Group and believe my global industrial leadership experience will enhance the composition of the board in their governance and strategic oversight of the company.”

About Enerpac Tool Group

Enerpac Tool Group is a premier industrial tools and services company serving a broad and diverse set of customers in more than 100 countries. The Company’s businesses are global leaders in high pressure hydraulic tools, controlled force products and solutions for precise positioning of heavy loads that help customers safely and reliably tackle some of the most challenging jobs around the world. The Company was founded in 1910 and is headquartered in Menomonee Falls, Wisconsin. Enerpac Tool Group common stock trades on the NYSE under the symbol EPAC. For further information on Enerpac Tool Group and its businesses, visit the Company's website at www.enerpactoolgroup.com.

Contacts

Bobbi Belstner
Senior Director of Investor Relations & Strategy
262.293.1912